                             EXHIBIT NO. (12)

                                                      CMS ENERGY                                      EXHIBIT (12)
                                          RATIO OF EARNINGS TO FIXED CHARGES
                                                 (Millions of Dollars)

                                            Six Months
                                              Ended                        Years Ended December 31
                                            June 30, 1994        1993      1992      1991      1990      1989
                                            -------------       ------    ------    ------    ------    ------
                                                                  (b)     (c)(d)      (e)
Earnings as Defined (a)
Net income                                       $ 108          $ 155     $(297)    $(262)    $(494)    $ 312
Income taxes                                        64             75      (146)      (94)       25       170
Exclude equity basis subsidiaries                   (6)            (6)       10        10        13         1
Fixed charges as defined, adjusted
  to exclude capitalized interest
  of $3, $5, $3, $5, $38 and $177
  million for the three months ended
  June 30, 1994 and for the years
  ended December 31, 1993, 1992, 1991,
  1990 and 1989, respectively                      111            245       228       364       317       207
                                                 ------         ------    ------    ------    ------    -----
Earnings as defined                              $ 277          $ 469     $(205)    $  18     $(139)    $ 690

Fixed charges as defined(a)
Interest on long-term debt                       $  93          $ 204     $ 169     $ 274     $ 293     $ 314
Estimated interest portion of
  lease rentals                                      5             12        16        17        18        15
Other interest charges                               6             23        35        68        33        33
Include equity basis subsidiaries                    -              -         -         -         -         3
Preferred and preference
  stock dividend                                    15             17        16        15        17        28
                                                 ------         ------    ------    ------    ------    -----
Fixed charges as defined                         $ 119          $ 256     $ 236     $ 374     $ 361     $ 393
                                                 ======         ======    ======    ======    ======    =====

Ratio of earnings to fixed charges                2.33           1.83         -         -         -      1.76
                                                 ======         ======    ======    ======    ======    =====

NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.
(b) For the year ended December 31, 1992, fixed charges exceeded earnings by $441 million.  Earnings as defined include a $520 million pre-tax loss on the settlement of MCV Power Purchases, $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991, and $6 million relating to CMS Generation Company's reduction in its investment in The Oxford Energy Company.  The ratio of earnings to fixed charges would have been 1.30 excluding these amounts.
(c) Excludes an extraordinary after-tax loss of $14 million.
(d) For the year ended December 31, 1991, fixed charges exceeded earnings by $356 million.  Earnings as defined include pre-tax losses of $398 million for write-downs and reserve amounts related to the abandonment of the Midland nuclear plant, $76 million for potential customer refunds and other reserves, and $51 million relating to CMS Generation
Company's reduction in its investment in The Oxford Energy Company.  The ratio of earnings to fixed charges would have been 1.45 excluding these amounts.(e) For the year ended December 31, 1990, fixed charges exceeded earnings by $500 million.  Earnings as defined include pre-tax losses of $847 million for write-downs and reserve amounts related to the abandonment of the Midland nuclear plant.  The ratio of earnings to fixed charges would have been 1.96 excluding these amounts.

/TABLE